Exhibit 99

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934 (the “Act”), each of the undersigned agrees to joint filing of statements on schedules 13D and 13G, or any amendments thereto, with respect to the common stock of El Pollo Loco Holdings, Inc. (the “Company”).

Each further expressly authorizes each other party to this agreement to file on its behalf any such statement or amendment.

Each further agrees to the filing of this agreement as an exhibit to any such statement or amendment or any other regulatory filing.

IN WITNESS WHEREOF, the undersigned have caused this agreement to be executed as of the date set forth below.

Dated: February 12, 2016

TRIMARAN POLLO PARTNERS, L.L.C.
TRIMARAN CAPITAL, L.L.C.
Jay R. Bloom
Dean C. Kehler

By:	/s/ Dean C. Kehler
	Name:	Dean C. Kehler
	Title:	Attorney-in-Fact